Exhibit 99

FOR IMMEDIATE RELEASE

OurPet’s Company Reports 2010 Third Quarter Results

Record Quarterly Net Revenue

Cosmic Pet Product Integration Underway

FAIRPORT HARBOR, Ohio – November 2, 2010—OurPet’s Company (OTC BB: OPCO) (www.ourpets.com), a leading proprietary pet supply company today reported financial results for its third quarter ended September 30, 2010. The results include the purchase of certain assets of Cosmic Pet Products subsequent to July 30, 2010.

Dr. Steven Tsengas, President and CEO, said, “We achieved record net quarterly revenue and completed the acquisition of Cosmic Pet Products during the 2010 third quarter. For the 2010 third quarter, our performance was impacted by specific issues related to the pricing of two large, new customer promotional orders and costs attributable to the integration of Cosmic Pet Products. As a result, earnings per share declined to breakeven from $0.01 per diluted share a year ago.”

Dr. Tsengas, continued, “We entered the 2010 fourth quarter with sales momentum in our core business. Corrective actions have been taken to address the temporary 2010 third quarter challenges so that we can promptly resume our recent trend of improved margins and increased profitability. We are beginning to realize benefits from the acquisition of Cosmic Pet Products through increased market penetration and an expanded product line for the cat toy and accessory market”.

2010 Third Quarter Results

Net revenue increased 22% to a record $4,278,611 for the 2010 third quarter, including $242,780 of net revenue attributable to Cosmic Pet Products subsequent to August 1, 2010, from $3,515,026 for the same period in 2009. The Company’s sales particularly benefited from club account sales, our new Play and Squeak at Night® product, cat toys and the partial quarter sales attributable to Cosmic Pet Products.

Gross profit declined 3% to $1,044,096 for the 2010 third quarter from $1,075,854 a year ago. The pricing of two large, new customer promotional orders and costs attributable to the integration of Cosmic Pet Products adversely impacted gross profit margin for the 2010 third quarter compared to a year ago. As a result, gross profit margin declined to 24.4% for the 2010 third quarter from 30.6% for the same period last year.

Income from operations declined 74.3% to $60,923 for the 2010 third quarter from $237,027 for the same period last year. Included in the 2010 third quarter’s results are Cosmic Pet Products’ loss from operations of $57,491.

The Company updated its estimates of tax loss carry forwards including their utilization and recognized a deferred tax benefit of $18,575 during the 2010 third quarter resulting in net income tax benefit of $9,517. The Company did not have any deferred tax assets at the end of the 2009 third quarter.

Net income declined 81% to $34,837, or $0.00 per diluted share, for the 2010 third quarter from $183,086, or $0.01 per diluted share, for the same period in 2009. The weighted average number of common and equivalent shares outstanding increased approximately 16% to 18,149,684 for the 2010 third quarter compared to a year ago, principally due to the increase in the common stock price during the quarter ended September 30, 2010.

Bank Financing

In order to support growing working capital needs, the Company requested a $500,000 increase in its Line of Credit to $2,500,000. The Company’s request was approved following the close of the 2010 third quarter.

2010 Nine Month Results

Net revenue increased 18% to a record $12,400,406 for the nine months ended September 30, 2010, including $242,780 from Cosmic Pet Products, from $10,510,737 for the same period a year ago.

Gross profit margin declined 1.4% to 28.7% for the 2010 year-to-date period from 30.1% for the first nine months of 2009. This was principally due to costs related to the integration of the Cosmic Pet Products’ operations as well as pricing and other issues for two large, new customer promotional orders.

Income from operations increased 35.6% to $766,918 for the nine months ended September 30, 2010 from $565,792 for the same period last year. The 2010 nine months results include the Cosmic Pet Products loss from operations of $57,491.

The Company recognized $83,486 in income tax expense for the nine months ended September 30, 2010 due to updated estimates of its tax loss carry forwards and their utilization as compared to no deferred tax benefit recognition for the same period a year ago.

Net income increased 29.2% to $589,995, or $.03 per diluted share, for the nine months ended September 30, 2010 from $456,631, or $0.03 per diluted share, for the same period last year. The weighted average number of common and equivalent shares outstanding increased approximately 15% to 17,687,818 for the nine months ended September 30, 2010 compared to a year ago, principally due to the increase in the common stock price during the nine months ended September 30, 2010, as well as the issuance of convertible preferred stock earlier this year.

About OurPet’s Company

OurPet’s designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about the Company and its products. The Company’s Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, and www.flappydogtoys.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign rates; rising costs for raw materials and the unavailability of sources of supply; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	Robert A. Lentz and Associates, Inc.
Dr. Steven Tsengas, CEO	Robert Lentz
(440) 354-6500 (Ext. 111)	(614) 876-2000

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

	For the Nine Months Ended September 30,		For the Quarter Ended September 30,
	2010	2009	2010	2009

Net revenue	$12,400,406	$10,510,737	$4,278,611	$3,515,026
Cost of goods sold	8,846,496	7,351,171	3,234,515	2,439,172

Gross profit on sales	3,553,910	3,159,566	1,044,096	1,075,854

Selling, general and administrative expenses	2,678,981	2,284,438	931,121	775,165
Litigation expense	108,011	309,336	52,052	63,662

Income (loss) from operations	766,918	565,792	60,923	237,027
Other income and (expense), net	1	38,226	—	506
Interest expense	93,438	134,777	35,603	50,247

Income before taxes	673,481	469,241	25,320	187,286

Income Tax expense	83,486	12,610	(9,517)	4,200

Net Income	$589,995	$456,631	$34,837	$183,086

Basic and Diluted Net Income (Loss) Per Common Share After Dividend Requirements For Preferred Stock	$0.03	$0.03	$—	$0.01

Weighted average number of common and equivalent shares outstanding used to calculate basic and diluted earnings per share	17,687,818	15,374,661	18,149,684	15,706,693

OURPET’S COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
ASSETS
Cash and equivalents	$49,610	$84,555
Receivables, net	2,501,955	1,881,179
Inventories	5,484,845	2,984,035
Prepaid expenses	256,538	93,130
Deferred Tax Asset net	49,665	125,370

Total current assets	8,342,613	5,168,269
Property and equipment, net	2,229,143	1,954,805
Other	839,643	475,668

Total assets	$11,411,399	$7,598,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$1,902,000	$949,000
Current maturities of long-term debt	906,539	956,589
Accounts payable	2,559,531	1,046,101
Accrued expenses	410,214	417,199

Total current liabilities	5,778,284	3,368,889
Long-term debt	967,863	1,254,080

Stockholders’ Equity	4,665,252	2,975,773

Total liabilities and stockholders’ equity	$11,411,399	$7,598,742